Exhibit 99.1
1STDIBS APPOINTS EVERETTE TAYLOR TO ITS BOARD OF DIRECTORS

NEW YORK, February 14, 2024 - 1stdibs.com, Inc. (NASDAQ: DIBS), a leading online marketplace for luxury design products, today announced the appointment of Everette Taylor to its Board of Directors.
Taylor is the CEO of Kickstarter, the world’s premier crowdfunding platform for creative projects. Under Taylor’s leadership, Kickstarter was named one of TIME magazine’s 100 Most Influential Companies for trailblazing the future of work and the company’s global impact in the creator economy. He has been instrumental in investing in the company’s Forward Funds program, which creates a more equitable world by giving money to diverse and underrepresented creators on the platform.
Prior to joining Kickstarter, Taylor served as the CMO of Artsy, an online art marketplace. During his time at Artsy he successfully led marketing efforts to increase the diversity of the top in-demand artists on the site and started an initiative to bring black-owned galleries to Artsy. During his tenure he was recognized by Business Insider as one of the World's Most Innovative CMOs and by Forbes as one of the World's Most Influential CMOs. Taylor has also held senior marketing and executive positions at Skurt, an on-demand rental car company, and Qualaroo, a B2B software company. In addition, he co-founded GrowthHackers, the largest community for growth marketers.
“I’m thrilled to be joining the Board of 1stDibs, a business I’m personally very passionate about,” said Taylor. “I’ve spent my career helping companies at all stages by focusing on a customer-first and a democratization approach. The online luxury design industry has enormous potential to increase market share, and 1stDibs is in a unique position to lead the way globally. I look forward to playing a role in the company’s next growth stage.”
“Everette brings a deep understanding of creators and artists, with hands-on experience scaling a marketplace,” said David Rosenblatt, CEO, 1stDibs. “We are delighted to have him join the board and look forward to his contributions.”
In addition to being part of the 1stDibs Board of Directors, Taylor sits on the Brown Girls Doc Mafia Capacity Council to support the organization’s mission of investing in the creative capacity and professional success of BIPOC women and nonbinary people working in the documentary industry. He also sits on the Chisenhale Council helping diverse visual artists through sharing expertise, encouraging development support and accessing an international network of arts patronage.

About 1stDibs

1stDibs is a leading online marketplace for connecting design lovers with highly coveted sellers and makers of vintage, antique and contemporary furniture, home décor, art, jewelry, watches and fashion.

Media Contact:
Jennifer Miller
jennifer.miller@1stdibs.com

Investor Relations Contact:
Kevin LaBuz
investors@1stdibs.com